Exhibit 99.2

WebMD Health Corp

Preliminary Financial Information for the Quarter Ended June 30, 2012

and Financial Guidance Summary

(in millions, except per share amounts)

	Quarter Ended June 30, 2012 Preliminary	Year Ending December 31, 2012 Guidance Range
Revenue	$112.0	$455.0	$480.0

Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) (a)	$14.0	$60.0	$75.0

Interest, taxes, non-cash and other items (b)
Interest expense	(5.8)	(23.2)	(23.2)
Depreciation and amortization	(6.7)	(28.0)	(27.0)
Non-cash stock-based compensation	(9.4)	(48.0)	(46.0)
Gain on investments	—	8.1	8.1
Other expense	(1.1)	(2.3)	(2.3)

Pre-tax loss from continuing operations	$(9.0)	$(33.4)	$(15.4)

Income tax benefit	2.7	10.0	3.0

Loss from continuing operations	$(6.3)	$(23.4)	$(12.4)

Income from discontinued operations, net of tax	0.5	0.5	0.5

Net loss	$(5.8)	$(22.9)	$(11.9)

Loss from continuing operations per share:
Basic and diluted	$(0.13)	$(0.45)	$(0.24)

Net loss per share:
Basic and diluted	$(0.12)	$(0.44)	$(0.23)

Weighted-average shares outstanding used in computing per share amounts:
Basic and diluted	49.6	52.0	52.0

(a)	See Annex A - Explanation of Non-GAAP Financial Measures
(b)	Reconciliation of Adjusted EBITDA to loss from continuing operations

Additional information regarding preliminary results for the quarter ended June 30, 2012:

-	Other expense represents one time expenses related to recruitment of the Company’s CEO

-	Income from discontinued operations represents a tax refund related to a business the Company divested in 2006

Additional information regarding forecast for the quarter ending September 30, 2012:

-	Revenue is forecasted to be between $115 million to $120 million

-	Adjusted EBITDA as a percentage of revenue is forecasted to be approximately 13% to 15%

-	Loss from continuing operations as a percentage of revenue is forecasted to be approximately 3% to 5%

Additional information regarding full year forecast:

-	The distribution of the annual revenue is expected to be approximately 83% public portals advertising and sponsorship and 17% private portal licensing. Quarterly revenue distributions may vary from this annual estimate

-	2012 guidance includes actual gains on investments and income from discontinued operations during the six months ended June 30, 2012 but excludes any estimate for these items during the six months ending December 31, 2012

-	Convertible notes are not expected to be dilutive for the full year or any quarter